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                                                              Exhibit 99.6(e)(e)

                      DEAM SUBADVISORY CONSULTING AGREEMENT

                         MANUFACTURERS INVESTMENT TRUST

                        SUBADVISORY CONSULTING AGREEMENT

         AGREEMENT made this 23rd day of November, 2002, between MFC Global Investment Management (U.S.A.) Limited, a Colorado Corporation (the "Subadviser"), and Deutsche Asset Management, Inc., a Delaware corporation ("Deutsche"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       APPOINTMENT OF DEUTSCHE

         Deutsche undertakes to provide the services described in Section 2 below in connection with the Subadviser's management of the Lifestyle Aggressive 1000 Trust, the Lifestyle Growth 820 Trust, the Lifestyle Balanced 640 Trust, the Lifestyle Moderate 460 Trust, and the Lifestyle Conservative 280 Trust (collectively, the "Lifestyle Trusts"), subject to the supervision of the Trustees of Manufacturers Investment Trust (the "Trust") and the adviser to the Trust, Manufacturers Securities Services, LLC (the "Adviser"). Deutsche will be an independent contractor and will have no authority to act for or represent the Trust or Subadviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Subadviser.

         Deutsche represents that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Investment Advisers Act").

2.       SERVICES TO BE RENDERED BY DEUTSCHE

a. Deutsche will provide the Subadviser the following information and services as may be requested by the Subadviser from time to time:

         i.

                  - calculate the probability that the subadvisers to the nonLifestyle Trust portfolios outperform their performance benchmarks;

                  - perform statistical performance analysis of historical manager returns for managers that the Subadviser would like to include in its potential line up on a quarterly basis;

                  - using Deutsche's proprietary optimization technology, Deutsche will seek to optimize Lifestyle Trust investments consistent with the performance objective specified by the Subadviser (i.e. the probability of out-performing a benchmark, minimum shortfall relative to the benchmark, and specification of the benchmark for each Lifestyle Trust, and any constraints that the Subadviser may specify on allocations to nonLifestyle Portfolios) on a quarterly basis;

                  - consult with the Subadviser to explain proposed allocations on a quarterly basis and review past performance of the Lifestyle Trusts provided that Deutsche is given information on the performance of these Lifestyle Trusts and the actual allocations implemented.

b. Deutsche, at its expense, will furnish all necessary (i) investment and management facilities, including salaries of personnel required for it to execute its duties faithfully under this Agreement,


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         and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary to execute its obligations under this Agreement.

c. Deutsche shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG ("Group Companies"), provided that if such delegation would violate the anti-assignment provisions of the Investment Advisers Act, then it shall not be permitted without the approval of the Trustees.


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3.       COMPENSATION OF DEUTSCHE

         The Subadviser will pay Deutsche with respect to each Lifestyle Trust the compensation specified in Appendix A to this Agreement.

4.       LIABILITY OF DEUTSCHE

a. Neither Deutsche nor any of its directors, officers or employees shall be liable to the Adviser, the Subadviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Subadviser or the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of Deutsche or any of its directors.

b. Deutsche and any of its directors, officers or employees shall not in any event have any liability to the Subadviser to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalization, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities that is not due to the negligence of the Deutsche or any of its affiliates, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market.

5.       CONFLICTS OF INTEREST

         It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in Deutsche as trustees, officers, partners or otherwise; that employees, agents and partners of Deutsche are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Deutsche may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or by specific provision of applicable law.

6.       REGULATION

         Deutsche shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.       DURATION AND TERMINATION OF AGREEMENT

         This Agreement shall become effective with respect to each Lifestyle Trust on the later of:

(i)      its execution, and

(ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below.

         The Agreement will continue in effect for a period more than two years from the date of its execution with respect to each Lifestyle Trust only so long as such continuance is specifically approved at least annually either (i) by the Trustees of the Trust or (ii) by a majority of the outstanding voting securities of the Lifestyle Trusts, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

         Any required shareholder approval of the Agreement, or of any continuance of the Agreement, shall be effective with respect to any Lifestyle Trust if a majority of the outstanding voting securities of the


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series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Lifestyle Trust votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Lifestyle Trust affected by the Agreement or (b) all the Lifestyle Trusts.

         If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, Deutsche will continue to provide the services described herein with respect to the affected Lifestyle Trust pending the required approval of the Agreement or its continuance or of a new contract with Deutsche or a different adviser or other definitive action; provided, that the compensation received by Deutsche in respect of such Lifestyle Trust during such period is in compliance with Rule 15a-4 under the Investment Company Act.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Lifestyle Trust by the vote of a majority of the outstanding voting securities of such portfolio, on sixty days' written notice to the Subadviser and Deutsche, or by the Subadviser or Deutsche on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act), in the event the Subadvisory Agreement between the Subadviser and the Adviser terminates for any reason with respect to the Lifestyle Trusts or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason with respect to the Lifestyle Trusts.

8.       PROVISION OF CERTAIN INFORMATION BY DEUTSCHE

         Deutsche will promptly notify the Adviser and the Subadviser in writing of the occurrence of any of the following events:

a. Deutsche fails to be registered as an investment adviser under the Investment Advisers Act;

b. Deutsche is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c. any change in control of Deutsche within the meaning of the Investment Company Act.

9.       SERVICES TO OTHER CLIENTS

         The Subadviser understands, and has advised the Trust's Board of Trustees, that Deutsche now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Subadviser understands, and has advised the Trust's Board of Trustees that Deutsche and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Lifestyle Trusts. Deutsche is not obligated to initiate transactions for a Lifestyle Trust in any security which Deutsche, its affiliates or employees may purchase or sell for their own accounts or other clients.


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10.      AMENDMENTS TO THE AGREEMENT

         This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Lifestyle Trust if a majority of the outstanding voting securities of that Lifestyle Trust vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Lifestyle Trust affected by the amendment or (b) all the Lifestyle Trusts of the Trust.

11.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties.

12.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Deutsche or the Subadviser, as applicable, or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.      REPRESENTATIONS OF THE SUBADVISER

(a.) The Subadviser represents, warrants and agrees on a continuing basis the following:-

1. it has the authority to enter into this Agreement, and that it has taken all steps necessary to appoint Deutsche to perform the services envisaged in this Agreement;

2. it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Subadviser is bound whether arising by contract, operation of law or otherwise;

3. as a condition of the provision of services by the Deutsche hereunder, it will produce to Deutsche such documents as it may require as evidence of the Subadviser's authority to enter into this Agreement, and will forthwith advise Deutsche of any variation of or supplements to such documents relevant to the authority of the Subadviser to enter into this Agreement; and

4. it will notify Deutsche promptly if there is any change to the investment policies of the Portfolio and will provide such other relevant information as Deutsche may from time to time reasonably require in order to fulfill its legal, regulatory and contractual obligations relating to fulfilling its obligations under this Agreement, such relevant information including, but not limited to, providing Deutsche with historical performance (monthly return) for all of the managers that the Subadviser wishes to include in Deutsche's analysis, the Subadviser's performance objective (benchmarks for each Lifestyle Trust, constraints, performance objective), and any views that the Subadviser wishes to place on a benchmark or a manager's future performance. The Subadviser acknowledges that a


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         failure to provide such information may adversely affect the quality of the services that Deutsche may provide.

(b.) Deutsche represents, warrants and agrees on a continuing basis the following:

1. it is duly registered as an investment adviser under the Investment Advisers Act of 1940,

2.       it has the authority to enter into this Agreement,

3. it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Deutsche is bound whether arising by contract, operation of law or otherwise;

16.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

17.      LIMITATION OF LIABILITY

         The Agreement and Declaration of Trust dated September 28, 1988, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "Manufacturers Investment Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

                        MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED

                        by:     /s/ Roy Firth
                                ----------------------------------------
                                Roy Firth

                        DEUTSCHE ASSET MANAGEMENT, INC.

                        by:     /s/ William G. Butterly
                                ----------------------------------------
                                William G. Butterly


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                                   APPENDIX A

         The Subadviser will pay Deutsche, as full compensation for all services provided under this Agreement a subadvisory consulting fee for each Lifestyle Trust at an annual rate as follows:

                                                 FIRST              EXCESS OVER
PORTFOLIOS                                   $100 MILLION          $100 MILLION
Lifestyle Aggressive 1000 Trust...........     .075%                 .050%

Lifestyle Growth 820 Trust................     .075%                 .050%

Lifestyle Balanced 640 Trust..............     .075%                 .050%

Lifestyle Moderate 460 Trust..............     .075%                 .050%

Lifestyle Conservative 280 Trust..........     .075%                 .050%

         The subadvisory consulting fee for each Lifestyle Trust is accrued for each calendar day and the sum of the daily fee accruals will be paid monthly to Deutsche. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the applicable Lifestyle Trust as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

         If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, will be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


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